Exhibit 10-nnn

PACIFIC TELESIS GROUP
EXECUTIVE DEFERRAL PLAN
(Restated as of November 1, 1994)

SECTION 1.  PURPOSE.

      The Pacific Telesis Group Executive  Deferral Plan (the "Plan") provides certain Officers of the Company with  an opportunity to defer compensation and accrue earnings on a pre-tax basis and with an opportunity to receive employer matching  contributions  that cannot  be provided  to  them under  the Pacific Telesis Group Supplemental Retirement and  Savings Plan for Salaried Employees ("the  Savings Plan") because of the limitations imposed by section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code").

SECTION 2.  ELIGIBILITY TO PARTICIPATE.

The following employees are eligible to participate in the Plan:

(A)  Officers of Pacific Telesis Group and/or Pacific Bell;

(B)  The Officers of  any corporate Affiliate  of Pacific Telesis  Group who are specifically designated to participate by the Board of Directors of Pacific  Telesis Group and the  Board of Directors  of such corporate Affiliate.

      Prior  to April 1,  1994, certain  employees of  AirTouch Communications (formerly  "PacTel Corporation") were eligible to participate in the Plan, and they retain certain rights to benefits as provided under the Plan.

SECTION 3.  PLAN ACCOUNTS.

      3.1  ESTABLISHMENT OF ACCOUNT.  An account shall be established for each eligible employee who elects to become a participant in the Plan in accordance with the procedures set forth in Section 4 of the Plan.  The account  shall be credited with allocations and earnings  under Sections 4, 5 and 6  and debited with distributions under Section 7 of the Plan.

      3.2  PREDECESSOR PLAN ACCOUNTS.  An employee's account under the Pacific Telesis   Group  Senior   Management  Incentive   Award  Deferral   Plan  (the "Predecessor Plan")  was transferred to this  Plan as of January  1, 1985 (the "Effective Date"  of this Plan), if the employee was then an eligible employee as provided in  Section 2.  In such a case,  the employee's account under this Plan was credited  as of the  Effective Date with  the amount credited to  the employee's  account under the  Predecessor Plan as  of December 31,  1984, and such  amount shall  bear interest from  the Effective Date  in accordance with Section 6.  Elections  regarding distribution made under the  Predecessor Plan shall not be affected by the transfer of an employee's account to this Plan.

      3.3  NO  FUNDING OR ASSIGNMENT.  For  income tax purposes under the Code and for purposes of  Title I of the Employee Retirement Income Security Act of 1974, as  amended ("ERISA"),  it  is intended  that  this Plan  constitute  an unfunded  deferred compensation  arrangement.   The amounts  credited to  Plan accounts for  employees of  each participating  Company shall  be held  in the general  funds of such  participating Company.  All  amounts in such accounts, including all  Compensation deferred by an employee,  shall remain an asset of the  participating Company. A participating  Company shall not  be required to reserve or  otherwise set aside funds  for the payment of  amounts credited to Plan accounts.   The  obligation of  a participating  Company to  pay benefits under  the Plan  constitutes a mere  promise to  make benefit  payments in the future, and  shall be unfunded as to the employee, whose rights shall be those of  a general unsecured  creditor.  Title  to and beneficial  ownership of any assets which a participating Company  may set aside or otherwise  designate to make payments  under the Plan shall  at all times remain  in the participating Company, and the employee shall not have any property interest in any specific assets of a  participating Company. The  rights of an  employee or his  or her beneficiary to benefit  payments under the Plan are not  subject in any manner to assignment, alienation, pledge or garnishment by creditors.

SECTION 4.  DEFERRED COMPENSATION.

      4.1  ANNUAL DEFERRAL  AND DISTRIBUTION  ELECTION.  An  eligible employee may  elect to participate in the  Plan prior to the  beginning of any calendar year or within 30 days  of first becoming eligible to participate in  the Plan or a feature  of the Plan (with  respect to such Plan  feature). An employee's election  shall direct  that  compensation in  one or  more  of the  following categories  (collectively  "Compensation")  be  deferred and  credited  to  an account  under  the  Plan,  subject  to  the  limitations  and   effectiveness prescribed  for  each category  of Compensation,  and  shall direct  that such Compensation, together with  all other  amounts credited under  the Plan  with respect to  such Compensation under  Section 5  (Company Match) and  Section 6 (Earnings),  shall be distributed in accordance with a distribution option set forth in Section 7.

           (A)   SALARY.  An employee may elect to defer part  of his or her salary otherwise payable for services performed in a calendar year, but  not  less than  $2,500 nor more than  80% of salary.  Such election shall become effective for salary otherwise payable for services performed in the payroll period beginning (i) immediately subsequent to the election, in the case of an employee who makes an election within 30 days of first becoming eligible to participate in the Plan, or (ii) on or after the first day of the calendar year to which the election applies in all other cases.  An election related to salary otherwise payable for services performed in any calendar year shall become irrevocable on the last day prior to the beginning of such calendar year (or the applicable payroll period for  which  the  election becomes  effective,  in  the  case of  an election  made  within  30  days  of  first  becoming  eligible  to participate in the Plan).

           (B)   STIP.   An employee may elect  to defer all  or part, but not less  than  $5,000,  of his  or  her  awards  under the  Short-Term Incentive Plan or Short-Term Incentive Compensation Plan of Pacific Telesis Group or an  Affiliate, or a similar  or successor plan  or program ("STIP"), for  services performed  in a  calendar year  and otherwise  payable in  the  calendar year  following such  calendar year.  An election related to the STIP award for services performed in a calendar year  shall become irrevocable on the  last day prior to the year in which the services are performed.

           (C)   LTIP.  An employee  may elect to  defer all or part,  but not less than  $5,000, of his  or her awards under  the Pacific Telesis Group  Senior Management  Long-Term Incentive  Plan or  the similar plan of an Affiliate  ("LTIP"), for services performed in  a three-year performance period and otherwise payable in the  calendar year following such three-year performance  period.  An election related to the LTIP  award otherwise  payable for services  performed in  a three-year performance period shall  become irrevocable on the last day  prior to the  beginning of  the three-year  performance period applicable to that LTIP award.

           (D)  OTHER AWARDS.  An  employee may elect to defer all or  part of his or  her awards under  any other  bonus, special  award, or  any other  similar  form  of  compensation  ("Other  Awards") otherwise payable to  him or her by  a participating Company  with respect to services  performed in  a calendar  year.   An election  related to Other  Awards otherwise  payable in  a calendar  year shall  become irrevocable on the last day prior to the beginning of such calendar year.

      Notwithstanding the  foregoing, in  no event  shall deferrals  under the Plan include that  portion of  Compensation required for  all applicable  tax, Social Security and  employee benefit  plan withholding, whether  or not  such withholding requirement is related to this Plan.

      4.2    FORM OF  ELECTION, MODIFICATION  OR  TERMINATION.   An employee's election or written  notice of  modification or termination  shall be made  in accordance  with procedures established by the Plan Administrator, in the form of a document approved by the Plan Administrator, executed by the employee and filed  with  the Plan  Administrator  or  his  or  her  designee.    The  Plan Administrator  may permit an employee to make  a series of annual elections to be  effective in  future years,  in  which case  such  elections shall  become irrevocable as  provided in  Section 4.1.   An election  which has  not become irrevocable may be modified, terminated or reinstated by the employee prior to the time  such election would  have become irrevocable as  provided in Section 4.1.  An  election with respect to  salary, STIP or Other Awards  for services performed  in  a  calendar  year and/or  with  respect  to  LTIP for  services performed  in a  three-year  performance period  shall  be deemed  irrevocably terminated  when  the   employee,  whether  by  transfer   or  termination  of employment, ceases  to  be eligible  to participate  in the  Plan during  such calendar year and/or such three-year performance period (as applicable).

      4.3   MODIFICATION  OF  IRREVOCABLE ELECTION  BY  THE COMMITTEE.    Upon receipt  of a  written  request  made by  or  on behalf  of  an employee,  the Committee  in its  sole  discretion may  modify  or terminate  the  employee's election with respect to  Compensation otherwise payable in a calendar year as it  deems necessary  to prevent  extreme financial  hardship to  the employee, notwithstanding  that the  election  has become  effective and  irrevocable as provided in Section 4.1.

      4.4  ALLOCATION TO  ACCOUNTS.  Deferred amounts related  to Compensation which  would otherwise  have been  paid by  a participating  Company shall  be credited  to  the employee's  account as  of the  date the  Compensation would otherwise  have been  paid.   Deferred amounts  related to  Compensation which would otherwise have been  distributed in Pacific Telesis Group  common shares shall be  credited to the employee's account as deferred Pacific Telesis Group shares as of  the date such Pacific Telesis Group  shares would otherwise have been transferred to the employee.

SECTION 5.  COMPANY MATCH.

      5.1  ELIGIBILITY FOR COMPANY MATCH.  An employee who (A) elects to defer
Compensation under the Plan for a calendar year,  and (B) has made the maximum elective deferral under  the Savings Plan permitted  by section 402(g) of  the Code for such calendar year (except to the extent that a further limitation is required  by  section 401(k)(3)  of  the  Code),  shall be  eligible  to  have additional  amounts  based on  Compensation  deferred  pursuant  to this  Plan ("Company Match") credited to his or her account hereunder.

      5.2  AMOUNT  OF COMPANY  MATCH.    The  Company  Match  credited  to  an employee s  account  under this  Plan  with respect  to  Compensation deferred during a calendar year shall be equal to

(A) the amount of Compensation deferred into the employee s Plan account, multiplied by

           (B)  the percentage in effect  for that calendar year at  which the employee's Basic Contributions  to the Savings Plan  are matched by employing  Company  contributions;  provided,  however,   that  the maximum Company Match credited to the employee s account shall  not exceed

                    (C)  6% of the employee's Savings Plan Salary, multiplied by

(D) the percentage in effect for that calendar year at which the employee's Basic Contributions to the Savings Plan are matched by employing Company contributions, reduced by

(E) the total amount of matching Company contributions credited to the employee's account under the Savings Plan.

      For purposes of determining the amount of Compensation deferred into the employee's Plan account, deferred Pacific Telesis Group shares shall be valued by multiplying the  number of shares deferred by the  Price of Pacific Telesis Group common shares on the deferral date.

      5.3  ALLOCATION TO ACCOUNT.  Until fully credited for the calendar year, and  subject to  the delay  provided in  Section 5.4,  Company Match  shall be credited  to  an employee's  account  under this  Plan  as of  each  date that deferred Compensation is credited to the employee s account under this Plan.

      5.4  MAXIMUM PRE-TAX SAVINGS PLAN DEFERRALS  REQUIRED.  No Company Match shall  be credited  to an  employee s account  for a  calendar year  until the employee has made before-tax contributions under the Savings Plan equal to the maximum  elective deferrals  permitted under  section 402(g)  of the  Code, as further limited by section  401(k)(3) of the Code.  Thereafter, the employee's account shall  immediately be  credited with  an amount  equal to  the Company Match that would otherwise have been previously credited under Section 5.3.

      5.5   SAVINGS PLAN PROVISIONS PREVAIL.  The provisions of this Section 5 shall not limit or affect the application of the provisions regarding matching Company  contributions in the Savings  Plan, which shall  take precedence over the provisions of this Section 5.

SECTION 6.  EARNINGS ON ACCOUNTS.

      6.1   INTEREST  ALLOCATIONS TO  ACCOUNTS.   Deferred amounts  related to Compensation which would otherwise have been  paid in cash shall bear interest from the date the Compensation would otherwise have been paid.  Interest shall be  applied to  Company Match  credited to  an employee s  account as  if such Company Match  had been credited  to the employee s  account at the  same time that the related amounts  of Compensation deferred hereunder were  credited to the  employee s  account.   The  interest  credited  to  an account  shall  be compounded annually at the end of each calendar year.

      6.2   RATE OF INTEREST.   The rate of interest  to be applied to account balances for a calendar year shall be determined by the Committee from time to time,  and promptly  communicated  to eligible  employees  in advance  of  its application, but  in no event shall  (A) the interest rate  be decreased below the  average 10-Year Treasury  note rate, (B) any  reduction apply to interest already credited to Plan accounts for periods prior to the Committee's action, or  (C)  any  interest rate  previously  guaranteed  for  a given  period  and communicated to eligible employees be reduced during such period except as may be equitable  in light  of any  change in  applicable law  which substantially increases  the burden to the participating Companies of paying such guaranteed interest.

      6.3    RETROACTIVE  LIMITATION OF  INTEREST  ACCRUAL  IN  CASE OF EARLY SEPARATION.   Notwithstanding Section 6.2, an employee whose Separation occurs before he or  she attains age 55  will receive interest  on all deferred  cash Compensation and Company Match based on the average 10-Year Treasury note rate for all  years of participation in this Plan, rather than the rate of interest established by the Committee for any particular calendar year.

      6.4   DIVIDENDS  AND ADJUSTMENTS  FOR PACIFIC  TELESIS GROUP  SHARES. An employee's account  credited with deferred Pacific Telesis  Group shares shall be credited on each subsequent dividend payment date for Pacific Telesis Group shares with  an amount equivalent  to the  dividend payable on  the number  of Pacific Telesis  Group common shares equal  to the number of  deferred Pacific Telesis Group  shares in the  employee's account on  the record date  for such dividend.   Such  amount shall  then be  converted to  a number  of  additional deferred Pacific Telesis Group  shares, determined by dividing such  amount by the price of Pacific Telesis Group common shares on the dividend payment date.  For purposes  of the preceding sentence,  the price of Pacific  Telesis Group common shares as of  a particular date shall be the average  of the daily high and low sale prices  of Pacific Telesis  Group common shares  on the New  York Stock  Exchange ("NYSE") for  the period of  five trading days  ending on such date, or  the period of five  trading days immediately preceding  such date if the  NYSE is closed on  the date.   In the event of  any change in outstanding Pacific Telesis  Group common shares by reason of any stock dividend or split, recapitalization, merger, consolidation, combination  or exchange of shares or other  similar corporate change, the Committee shall make such adjustments, if any, that it deems appropriate in the number of deferred Pacific Telesis Group shares  then credited to an employee s account.   Any and all such adjustments shall be conclusive and binding upon all parties concerned.

SECTION 7.  DISTRIBUTION.

      7.1   DISTRIBUTION ELECTIONS.  At the time an eligible employee makes an election to defer Compensation  otherwise payable for services performed  in a calendar year,  the employee also shall  make an election with  respect to the distribution  (during  the  employee's  lifetime  and  in  the  event  of  the employee's death) of such deferred Compensation and Company Match and earnings credited  to the  employee's  Plan  account  with  respect  to  such  deferred Compensation. Subject to  the provisions on Hardship  distributions in Section 7.6.3, distribution elections  shall become effective  and irrevocable at  the same  times  the election  to defer  such  Compensation becomes  effective and irrevocable under Section 4.1.

      7.2   OPTIONS FOR DISTRIBUTION  DURING LIFE.   An employee may  elect to receive the amounts credited to the employee's account in one  payment or in a number  of monthly  or annual  installments (over  a period  not exceeding  15 years)  calculated  in  accordance with  procedures  established  by  the Plan Administrator.   As specified by the employee, distributions shall commence as soon as practicable after the first day of the calendar quarter next following the employee's

           (A)  Separation;

           (B)  attainment of a specified age between 59 1/2 and 70;

           (C)  the earlier of attainment of a specified age not less than age 59 1/2 or Separation; or

           (D)  the earlier of age 70 or a specified number of  years (maximum of 5) after Separation.

      7.3  OPTIONS  FOR DISTRIBUTION IN THE EVENT  OF DEATH.  An  employee may elect that, in the  event the employee should  die before full payment of  all amounts  credited to  the  employee's account,  the  balance of  the  deferred account shall be distributed to the beneficiary or beneficiaries designated by the employee

           (A)  in one payment;

           (B)  in a number of  monthly or annual installments (over  a period not exceeding  10 years), calculated in  accordance with procedures established by the Plan Administrator; or

           (C)  by  a  continuation  of  the  monthly  or  annual  installment distributions elected under Section 7.2.

      A  single payment or first  installment elected under  paragraphs (A) or (B) of this Section shall be paid  as soon as practicable after the first  day of the  next calendar  quarter beginning  after the employee's  death.   If an employee who has elected to continue installment distributions under paragraph (C)  of this  Section  dies before  commencement  of such  distributions,  the distributions shall  commence in accordance with the employee's election under Section  7.2, using  as any  specified age  the date  the employee  would have attained that age if he or she had continued to live.  If no election has been made under  this Section  7.3, the  balance of the  deferred account  shall be distributed in  one payment.   If  no beneficiary designation  has been  made, distribution shall be made to the estate of the employee.

      7.4    FORM  OF  ELECTIONS.    Distribution  elections  and  beneficiary designations shall be made in writing  in the form of a document  or documents approved  by the Plan Administrator,  executed by the  employee and filed with the Plan Administrator or his or her  designee.  An employee may designate one or more individuals or  a trust as his or her beneficiary,  and may change the beneficiary  designation at  any  time, effective  upon  receipt by  the  Plan Administrator or his or her designee.

      7.5  FORM AND TIMING OF DISTRIBUTION.  Amounts credited to an employee's Plan  account as cash  plus accumulated interest,  less applicable withholding taxes, shall  be distributed in  cash.   Amounts credited as  deferred Pacific Telesis Group  shares, less applicable withholding taxes, shall be distributed in the form  of whole Pacific Telesis Group  common shares, plus cash  for any fractional  share.     Installment  distributions  subsequent   to  the  first installment shall be paid on or about the anniversary date of the first annual installment or on or about  the first day of each succeeding  month, whichever is applicable, until  the entire  balance of  the employee's  Plan account  is paid.    Account  balances held  pending  distribution  shall  continue to  be credited with interest or additional deferred Pacific Telesis Group shares, as applicable,  determined in  accordance with Section  6.   Monthly distribution payments within a  single calendar year will be uniform,  but the total amount paid each  year will vary with changes in the  yield on the account during the prior year.

      7.6  DISTRIBUTION NOT IN ACCORDANCE WITH ELECTIONS.

      7.6.1   POSTPONEMENT OF PAYMENT.   With respect to Plan account balances accrued pursuant to elections filed after February 17, 1993, the Committee may postpone  payment of Plan  benefits to an  employee (A) who, in  the year Plan benefits  would otherwise be payable, is a  "covered employee" for purposes of the $1 million limitation  on deductible compensation under Section  162(m) of the Internal  Revenue Code, and (B)  whose compensation for the  year in which Plan benefits would  otherwise be  payable would, but  for such  postponement, exceed the $1 million limit on deductibility.

      7.6.2  IMMEDIATE SINGLE PAYMENT.   Notwithstanding an election  pursuant to Section 7.2, at the sole discretion of the Committee the entire amount then credited to the employee's account  shall be paid as soon as practicable  in a single payment  if  an employee  is  involuntarily terminated  by  his or  her Company  or becomes employed by a governmental agency having jurisdiction over the activities of Pacific Telesis Group or any of its Affiliates.

      7.6.3  HARDSHIP DISTRIBUTION.  Upon receipt of a written request made by or  on  behalf of  an  employee,  the Committee  in  its  sole discretion  may authorize  a  Hardship distribution  from the  employee's  Plan account.   For purposes  of the  Plan, "Hardship"  means an  unanticipated emergency  that is caused by an event beyond the control of the employee and that would result in severe  financial hardship  if  early distribution  were  not permitted.    As determined  by the Committee in its  sole discretion, Hardship may include one or more of the following:

           (A)  A sudden and unexpected illness or accident of the employee;

(B) Extraordinary and unreimbursed medical or hospital expenses incurred by the employee or a member of his or her family or a relative;

           (C)  The loss of  the employee s property due to casualty; or

(D) Any other similar unforeseeable emergency that is caused by and event beyond the control of the employee and would impose a severe financial hardship if early distribution were not permitted.

      A  distribution based on Hardship  cannot exceed the  amount required to meet the immediate financial need  created by the Hardship and not  reasonably available from  other resources  of the  employee, including  reimbursement or compensation by  insurance or otherwise.   However, an  employee shall not  be required to request a hardship distribution  from the Savings Plan in order to receive a Hardship distribution under this Plan.

      7.7   PAYMENT OBLIGATION.   The obligation to  distribute benefits under the Plan shall be borne primarily by the last Company to employ an employee in a position  eligible to  participate  in the  Plan  immediately prior  to  the distribution.  A Company's withdrawal from participation in the Plan shall not affect that  Company's liability hereunder.   If for any reason  the primarily liable Company  fails to make timely payment  of a amount due  under the Plan, Pacific  Telesis  Group  shall  be  secondarily  liable  for  the  obligation. Notwithstanding  the  foregoing, Pacific  Telesis  Group shall  be  solely and exclusively responsible for providing the benefits accrued under the Plan by a Post-Separation AirTouch Employee.

SECTION 8.  ADMINISTRATION; CLAIMS AND REVIEW PROCEDURES.

      8.1   PLAN ADMINISTRATOR.  The Plan Administrator shall be the Executive Vice President, Human Resources Department of Pacific Telesis Group.  The Plan Administrator shall have the  authority to administer and interpret  the Plan, including   sole  discretion  to  determine  the  rights  of  an  employee  or beneficiary under the  Plan, and  to authorize disbursements  under the  Plan, except for decisions expressly reserved  by the Plan for the Committee  or for the Board of Directors of Pacific Telesis Group or of an Affiliate.

      8.2  INITIAL CLAIM UNNECESSARY.  No claim for benefits shall be required for commencement of  distributions in accordance  with an employee's  election under Sections 7.2  and 7.3 of the Plan.  The  obligation of a Company to make distributions under the Plan shall  not be affected by any action  or inaction (on the part of an employee, his beneficiaries or any Company) with respect to amounts owed, including but not limited  to the failure to make timely demand, the granting of extensions of  time or other indulgences, the failure  to make timely  payment or the failure to give  notices other than those prescribed in Section 8.3.

      8.3   REVIEW  OF  ADVERSE DECISIONS.    An employee  or beneficiary  who disagrees with a decision by the Plan Administrator relating to the payment of benefits under the Plan may submit a claim requesting Plan benefits in writing to the Committee,  which shall respond  in writing.   A claim shall  be deemed denied unless the response is sent within 90 days (or within  180 days, if the Committee extends the time to respond  by notifying the claimant in writing of the special circumstances  requiring an extension  and the date  by which  the response is expected).  If the claim is denied  in whole or part, the response shall state (A) the  specific reasons, making specific reference  to pertinent provisions of  the Plan; (B) what  additional information, if any,  would help perfect the claim for benefits; and (C)  what steps the claimant must take  to submit  the claim for review.   Within 60  days after the date  of a denial, a claimant  may file a  written request for  the Pacific Telesis  Group Board of Directors to review the denial.  Notwithstanding Section 8.2 of the Plan, such request for review must be made in a timely  manner for the purpose of seeking any further review of a  decision or determining any entitlement to  a benefit under the Plan.   The Board of Directors shall notify the  claimant in writing of the review  decision, specifying the reasons for the  decision and the Plan provisions on  which it is based.   A claim shall be  deemed denied unless the decision  on appeal is sent within  60 days (or within 120  days, if the Board extends the  time to respond by  notifying the claimant in  writing). The Plan Administrator,  Committee and  Board shall  retain such  right, authority  and discretion as  are provided or not  expressly limited in section  503 of ERISA and  the regulations  thereunder and,  if  the Committee  denies a  claim upon review, the  claimant shall have such further rights of review as are provided therein.

SECTION 9.  AMENDMENT AND TERMINATION.

      The  Pacific Telesis  Group  Board of  Directors  may at  any  time make changes  in the Plan  or terminate the  Plan, but such  changes or termination shall have prospective  effect only and shall not adversely  affect the rights of any employee, without his or her consent, to any benefit  under the Plan to which such employee was entitled prior to the effective date of such change or termination.  Any termination of the Plan shall not terminate  the deferral of Compensation  previously deferred  into a  Plan account,  but may  prevent the deferral of Compensation  not yet  earned and the  crediting of Company  Match thereon,  notwithstanding   the  employee's  prior  election   to  defer  such Compensation.  Changes in the interest rate applied  to account balances which are made by the Committee in accordance with Section 6.2 of the Plan shall not be   deemed  to  be  Plan  amendments,  notwithstanding  that  they  apply  to Compensation  previously earned  and deferred.  The Executive  Vice President, Human Resources Department of Pacific Telesis  Group, with the approval of the Executive Vice President and  General Counsel of Pacific Telesis  Group, shall be authorized to make minor or administrative changes to the Plan.

SECTION 10.  DEFINITIONS.

      For purposes of this Plan, the following words shall have the meaning so defined unless the context clearly indicates otherwise:

      10.1   "AFFILIATES" as the term  relates to Pacific Telesis  Group or to AirTouch Communications (formerly  PacTel Corporation ), means subsidiaries of or other entities that control, are controlled by, or are under common control with Pacific Telesis Group or AirTouch Communications, as the case may be.  As used  herein, "control" means the  possession, directly or  indirectly, of the power to direct or cause the direction of the management  and policies of such entity,  whether through ownership of voting securities or other interests, by contract or otherwise.

      10.2  "AIRTOUCH GROUP" means AirTouch Communications (or  its successor) and  its Affiliates  immediately after  the total  and complete  separation of AirTouch Communications from Pacific Telesis Group.

      10.3  "COMMITTEE" shall mean the Compensation and Personnel Committee of the Board of Directors of Pacific Telesis Group.

      10.4 "COMPANY" shall  mean Pacific  Telesis Group,  Pacific Bell  or any other corporation  which is an Affiliate  of Pacific Telesis Group.   Prior to April 1, 1994,  Company  also  included  PacTel  Corporation  (now   "AirTouch Communications")  and any other corporation  which was an  Affiliate of PacTel Corporation.

      10.5 "EFFECTIVE DATE" means January  1, 1985, the effective date  of the Plan.

      10.6 "OFFICER" means an  officer of a Company, as determined by the Plan Administrator, but the term  shall not include Assistant  Secretary, Assistant Treasurer, Assistant Comptroller or any other assistant officer.

      10.7 "POST-SEPARATION  AIRTOUCH  EMPLOYEES"   means  an  employee   who, immediately after the total and complete separation of PacTel Corporation from Pacific Telesis Group, was employed by a member of the AirTouch Group.

      10.8 "SAVINGS  PLAN"  means  the   Pacific  Telesis  Group  Supplemental Retirement and Savings Plan for  Salaried Employees.  Prior to April  1, 1994, "Savings  Plan"  also  means  the  PacTel  Corporation  Retirement  Plan  (for employees who were eligible to participate therein).

      10.9 "SAVINGS PLAN  SALARY"  means "Salary"  as defined  in the  Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried  Employees and,  prior to  April  1,  1994,  "Compensation"  as  defined  in  the  PacTel Corporation Retirement Plan, whichever is  applicable to the employee, without reduction for  deferrals of salary under  this Plan and without  regard to the limit on  compensation under section 401(a)(17)  of the Code.   If an eligible employee  is  employed by  a participating  Company for  only  a portion  of a calendar year or is  on a leave of absence  for a portion of a  calendar year, the  employee's Savings  Plan Salary  is prorated  to reflect only  the period during which the employee was actively employed by a participating Company.

      10.10  "SEPARATIONS" means retirement or termination from all employment with Pacific  Telesis  Group or  its  Affiliates.   With  respect to  a  Post- Separation  AirTouch Employee,  "Separation" means  retirement  or termination from  all employment  with the  AirTouch Group  without employment  by Pacific Telesis Group or its Affiliates.